Exhibit 21.1

ASPEN TECHNOLOGY, INC.
List of Subsidiaries as of June 30, 2017

State or Country
	Name of Subsidiary	of Incorporation
1	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
2	Aspen Tech India Private Ltd.	India
3	Aspen Technology (Asia), Inc.	Delaware
4	Aspen Technology Australia Pty. Ltd.	Australia
5	Aspen Technology International, Inc.	Delaware
6	Aspen Technology LLC	Russia
7	Aspen Technology S.A.S.	Colombia
8	Aspen Technology S.L.	Spain
9	Aspen Technology Services Corporation	Delaware
10	Aspen Technology W.L.L	Bahrain
11	AspenTech (Beijing) Ltd.	PRC
12	AspenTech (Shanghai) Ltd.	PRC
13	AspenTech (Thailand) Ltd.	Thailand
14	AspenTech Africa (Pty.) Ltd.	South Africa
15	AspenTech Argentina S.R.L.	Argentina
16	AspenTech Canada Corporation	Canada
17	AspenTech Canada Holdings, LLC	Delaware
18	AspenTech Europe B.V.	Netherlands
19	AspenTech Europe, S.A./N.V.	Belgium
20	AspenTech Holding Corporation	Delaware
21	AspenTech Japan Co. Ltd.	Japan
22	AspenTech Ltd.	UK
23	AspenTech Pte. Ltd.	Singapore
24	AspenTech S.r.l.	Italy
25	AspenTech Software Brazil Ltda.	Brazil
26	AspenTech Software Corporation	Delaware
27	AspenTech Solutions Sdn. Bhd.	Malaysia
28	AspenTech Venezuela, C.A.	Venezuela
29	ATI Global Optimisation Ltd.	UK
30	Hyprotech UK Ltd.	UK
31	Mtelligence Corporation	Delaware
32	The Fidelis Group, LLC	Texas